UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: March 19, 2014
(Date of earliest event reported)

DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)
(407) 245-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Darden Restaurants, Inc. (the “Company”) adopted revisions to the performance measures for the Company’s Management and Professional Incentive Plan (“MIP”) and to the performance measures and vesting of Performance Stock Units (“PSUs”) effective for the Company’s fiscal year 2015 and thereafter, until otherwise determined by the Committee. The revisions reflect feedback the Company has received from its shareholders.

Annual Incentives - MIP. The current MIP measures are earnings per share (“EPS”) for corporate officers and operating profit for business unit or group presidents (70%) and sales growth (30%). As revised for fiscal 2015, same restaurant sales (“SRS”) will replace sales growth. In adopting this change, the Committee determined that SRS is a better measure of success versus competitors in the restaurant industry than total sales growth over a one-year period.

Long-term Incentives - PSUs. The current long-term incentive program provides for a combination of PSUs (1/3 of grant value) and options (2/3 of grant value). Based on a review of market data, the Committee believes the allocation between PSUs and options remains appropriate but adopted certain changes with respect to the PSU program. The current measures for the PSU program are sales growth (50%) and EPS growth (50%). As revised for fiscal 2015, free cash flow (calculated as operating cash flow less capital expenditures) (“FCF”) will replace EPS growth. In adopting this change, the Committee determined that FCF focuses more closely on a dimension of business performance that is increasingly important given the adjustments the Company has made in its strategic action plan in response to consumer demand and competitive dynamics in the restaurant industry. Total sales growth was retained as a performance measure for the PSU program because the Committee believes it supports the objective of rewarding profitable longer-term sales growth.

PSUs over a three-year period vest based on the Company’s cumulative performance as compared to targets, for the period. The PSU program was also revised to add a relative performance measure (+/- 10%) based on the Company’s total shareholder return (“TSR”) relative to the S&P 500. TSR performance will be calculated based on the average TSR for the S&P 500 and the Company in the first and the last months of the three-year performance period. If the Company’s TSR is in the top quartile, the PSU payout will increase 10% and, conversely, if the Company’s TSR is in the bottom quartile, the PSU payout will decrease 10%. The use of relative TSR supports the Company’s long-term objective of outperforming similar investments.

With respect to the PSU award transition, the new measures (sales growth and FCF) will apply to fiscal 2015 and future grants and the TSR adjustment will apply to fiscal 2015 and thereafter.

The Company’s Proxy Statement, its Annual Report to Shareholders, and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the Company and its compensation plans.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As part of its regular corporate governance review, on March 19, 2014, the Board approved certain amendments to the Company’s bylaws in order to update the bylaws to address current market practices. The amendments are reflected in the amended and restated bylaws (the “Bylaws”) attached hereto as Exhibit 3.

The amendments became effective immediately upon approval and provide for, among other things, the designation of Orange County, Florida as the exclusive forum for certain stockholder litigation such as derivative claims, breach of fiduciary duty claims, claims pursuant to the Florida Business Corporation Act or the Company’s Articles of Incorporation or Bylaws and claims governed by the internal affairs doctrine, unless the Company otherwise consents to another jurisdiction; a requirement that shareholders proposing director nominations or business to be considered at a meeting of the shareholders continue to hold their shares through the date of the meeting and make certain additional disclosures regarding their interests in the Company, the business being proposed and/or their relationship with the shareholder nominees; and a requirement that shareholder nominees for election to the Board provide information with respect to the nominee’s independence (or lack thereof), complete a written questionnaire with respect to the background and qualification of the nominee and provide a written representation and agreement with respect to the nominee’s entry into voting commitments and compensation or indemnification arrangements and compliance with corporate policies.

In addition, the amendments include certain changes to clarify language, make various non-substantive changes to the Bylaws and update the indemnification-related provisions of the Bylaws.

The foregoing description is a summary of the amendments to the Bylaws and is qualified in its entirety by reference to Exhibit 3, which is incorporated herein by reference.

Item 8.01	Other Events.

A news release issued by the Company on March 21, 2014 included an incorrect dividend payment date.  The quarterly cash dividend of 55 cents per share on the Company’s outstanding common stock is payable on May 1, 2014 to shareholders of record at the close of business on April 10, 2014.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
3	Bylaws of the Company as amended effective March 19, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

By:	/s/ C. Bradford Richmond
C. Bradford Richmond
Senior Vice President and Chief Financial Officer
Date: March 24, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3	Bylaws of the Company as amended effective March 19, 2014.

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